Woodward Reports Second Fiscal Quarter and Six Months Results

ROCKFORD, IL -- 04/24/2006 -- Woodward Governor Company (NASDAQ: WGOV) today reported financial results for its second fiscal quarter and six months ended March 31, 2006.

Net sales for the quarter were $208,917,000, compared to $210,619,000 for the second quarter last year. Earnings before income taxes for the quarter were $17,177,000, compared with $20,290,000 in the same period a year ago. This year's pretax results included the effects of accruals totaling $5,000,000 for certain pending legal matters.

Net earnings for the quarter were $11,466,000, or $0.32 per share, compared with $12,979,000, or $0.37 per share, in last year's second quarter (all per share amounts are diluted).

Woodward adopted the new accounting standard for stock compensation this year. Had the same standard been applied last year, employee compensation expense, net of income tax benefits, would have increased by $359,000, and net earnings would have been $12,620,000 or $0.36 per share in last year's second quarter.

"For the quarter, our sales reflected fluctuations in a number of industrial market segments. We continue to focus on our two highest priorities for the year -- improved profitability and investment in future growth through new product development," said President and Chief Executive Officer Tom Gendron.

Industrial Controls' net sales for the second quarter were $132,030,000, a decrease of 3 percent from $136,031,000 for the second quarter a year ago. Segment earnings for the quarter increased 30 percent to $13,107,000 from $10,095,000 for the same quarter a year ago.

"We have seen growth in demand in many of our industrial market segments. For the current quarter, however, these increases were offset by lower sales of our large turbine combustion products. In spite of these sales declines, previous investments in our product portfolio and restructuring actions have allowed us to achieve higher margins in this segment of our business," commented Mr. Gendron.

Aircraft Engine Systems' net sales for the second quarter were $76,887,000, an increase of 3 percent from $74,588,000 for last year's second quarter. Segment earnings for the quarter were $16,054,000, compared with $15,922,000 for the same quarter a year ago.

"Overall performance in our Aircraft Engine Systems segment was consistent with our prior periods. We continued to improve operating efficiencies and meet our commitments on development programs," said Mr. Gendron. "Several of these programs will contribute to sales increases later this year and in the years to come."

Nonsegment expenses for the second quarter were $11,277,000 compared to $4,604,000 for the second quarter a year ago. This increase primarily relates to accruals for pending legal matters mentioned earlier, professional fees, and the effects of the new accounting standard for stock compensation.

For the six months ended March 31, 2006, consolidated net sales were $404,551,000, an increase of 1 percent from $399,944,000 for the corresponding period a year ago. Earnings before income taxes were $36,296,000 for the six-month period, which included the accruals for pending legal matters. In the same period a year ago, earnings before income taxes were $39,330,000, which included a pretax gain on the sale of product rights of $3,834,000. Net earnings for the six-month period were $23,893,000, or $0.68 per share, compared with $24,974,000, or $0.71 per share last year.

Had we adopted the new accounting standard for stock compensation last year, employee compensation expense, net of income tax benefits, would have increased by $703,000, and net earnings would have been $24,271,000 or $0.70 per share in last year's first six months.

"We look forward to several more years of expanding opportunities for Woodward although we recognize the variability of demand and timing of orders are realities in our markets. While we anticipate higher sales in the second half of the year for both segments, we believe volatility in sales of turbine combustion products as well as certain sales in China will cause our Industrial Controls segment sales for the year to be essentially flat with fiscal 2005," said Mr. Gendron.

"We continue to anticipate company-wide sales growth of 3 to 6 percent for the full year and net earnings of $1.67 to $1.75 per share, before accruing for the pending legal matters previously mentioned," concluded Mr. Gendron.

Woodward will hold an investor conference call at 7:30 a.m. CT on Tuesday, April 25, 2006, to provide an overview of the fiscal year 2006's second quarter and six month financial performance, business highlights, and outlook for the year. You are invited to listen to the live webcast of our conference call or a recording at our website, www.woodward.com. You may also listen to the call by dialing 1-866-814-1915 (domestic) or 1-703-639-1359 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 887960. An audio replay will be available by telephone from 11:30 a.m. CT on April 25 until 11:59 p.m. CT on April 27, 2006. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 887960.

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, and power generation and mobile industrial equipment. The company's innovative control, fuel delivery, and combustion systems help customers worldwide operate cleaner, more reliable, and cost effective equipment. Woodward is headquartered in Rockford, Illinois, and serves global power generation, transportation, process industries, and aerospace markets from locations worldwide. Visit our website at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2005 and Form 10-Q for the quarter ended March 31, 2006, expected to be available by mid-May 2006.

CONSOLIDATED  STATEMENTS  OF  EARNINGS                          WOODWARD

                                 Three months ended     Six months ended
(Unaudited – in thousands             March 31,             March 31,
 except per share amounts)         2006       2005       2006       2005
                                ---------  ---------  ---------  ---------
Net sales                       $ 208,917  $ 210,619  $ 404,551  $ 399,944
                                ---------  ---------  ---------  ---------
Costs and expenses:
  Cost of goods sold              152,027    157,520    293,966    300,793
  Sales, general, and
   administrative expenses         25,257     19,559     46,314     38,256
  Research and development costs   13,069     11,690     24,979     22,295
  Amortization of intangible
   assets                           1,758      1,780      3,513      3,556
  Interest expense                  1,305      1,525      2,602      2,894
  Interest income                    (598)      (402)    (1,241)    (1,037)
  Other income                     (1,163)    (1,470)    (2,191)    (6,371)
  Other expense                        85        127        313        228
                                ---------  ---------  ---------  ---------
  Total costs and expenses        191,740    190,329    368,255    360,614
                                ---------  ---------  ---------  ---------
Earnings before income taxes       17,177     20,290     36,296     39,330
Income taxes                        5,711      7,311     12,403     14,356
Net earnings                    $  11,466  $  12,979  $  23,893   $ 24,974
                                =========  =========  =========  =========

Per share amounts:
Basic                           $    0.33  $    0.38  $    0.69   $   0.73
Diluted                         $    0.32  $    0.37  $    0.68   $   0.71
                                =========  =========  =========  =========

Weighted-average number of
 shares outstanding:
Basic                              34,508     34,170     34,427     34,077
Diluted                            35,369     35,109     35,269     35,016
                                =========  =========  =========  =========

CONDENSED  CONSOLIDATED  BALANCE  SHEETS                        WOODWARD

                                                  At March 31, At Sept. 30,
(Unaudited - in thousands)                            2006         2005
                                                   ---------    ---------
Assets
  Current assets:
    Cash and cash equivalents                      $  76,653    $  84,597
    Accounts receivable                              103,206      107,403
    Inventories                                      156,663      149,336
    Income taxes receivable                            4,240        5,330
    Deferred income taxes                             20,992       18,700
    Other current assets                               3,645        4,207
                                                   ---------    ---------
        Total current assets                         365,399      369,573
  Property, plant, and equipment-net                 115,514      114,787
  Goodwill                                           130,883      131,035
  Other intangibles-net                               75,033       78,564
  Deferred income taxes                                1,069        2,310
  Other assets                                         9,122        9,197
                                                   ---------    ---------
Total assets                                       $ 697,020    $ 705,466
                                                   =========    =========

Liabilities and shareholders' equity
  Current liabilities:
    Short-term borrowings                          $  12,476    $   8,419
    Current portion of long-term debt                 14,413       14,426
    Accounts payable                                  36,197       37,015
    Accrued liabilities                               48,692       68,647
                                                   ---------    ---------
      Total current liabilities                      111,778      128,507
  Long-term debt, less current portion                60,188       72,942
  Other liabilities                                   70,448       71,548
                                                   ---------    ---------
  Total liabilities                                  242,414      272,997
  Shareholders' equity                               454,606      432,469
                                                   ---------    ---------
Total liabilities and shareholders' equity         $ 697,020    $ 705,466
                                                   =========    =========

OTHER  SELECTED  INFORMATION                                    WOODWARD

                                 Three months ended     Six months ended
                                      March 31,             March 31,
(Unaudited - in thousands)         2006       2005       2006       2005
                                ---------  ---------  ---------  ---------
External net sales:
  Industrial Controls           $ 132,030  $ 136,031  $ 256,489  $ 258,386
  Aircraft Engine Systems          76,887     74,588    148,062    141,558

Segment earnings:
  Industrial Controls              13,107     10,095     24,652     15,150
  Aircraft Engine Systems          16,054     15,922     30,866     34,234

Earnings reconciliation:
  Total segment earnings           29,161     26,017     55,518     49,384
  Nonsegment expenses             (11,277)    (4,604)   (17,861)    (8,197)
  Interest expense and
   income, net                       (707)    (1,123)    (1,361)    (1,857)
                                ---------  ---------  ---------  ---------
  Consolidated earnings before
   income tax                   $  17,177  $  20,290  $  36,296  $  39,330
                                =========  =========  =========  =========

Workforce management costs:
  Member termination benefits   $       -  $     384  $      70  $     872
  Member termination benefits
   adjustments                          -     (2,115)         -     (2,115)
                                ---------  ---------  ---------  ---------
  Total workforce management
   costs                        $       -  $  (1,731) $      70  $  (1,243)
                                =========  =========  =========  =========

Capital expenditures            $   7,900  $   5,326  $  12,982  $   9,686

Depreciation expense                5,764      6,651     11,239     13,166
                                =========  =========  =========  =========

CONTACT:
Robert F. Weber, Jr.
Chief Financial Officer and Treasurer
970-498-3112

Woodward Governor Company
5001 North Second Street
P.O. Box 7001
Rockford, IL 61125-7001
Tel: 815-877-7441
Fax: 815-639-6050